UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2011 (July 8, 2011)

Trimble Navigation Limited
(Exact name of registrant as specified in its charter)

California	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)
935 Stewart Drive, Sunnyvale, California, 94085 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets

On July 8, 2011, Trimble Navigation Limited (the “Company”), through its wholly-owned subsidiary Trimble Finland Oy (“Trimble Finland”), completed the tender offer (“Tender Offer”) for all of the issued and outstanding shares in Tekla Corporation, a public limited company incorporated and existing under the laws of Finland with its sole class of equity listed on the NASDAQ OMX Helsinki stock exchange (“Tekla”).  The aggregate equity consideration paid for the 22,368,148 shares in Tekla validly tendered to Trimble Finland in the Tender Offer was approximately EUR 319 million, equivalent to $454 million at the current exchange rate of €1=$1.4214, based on EUR 14.20 per share consideration (net of the additional dividend distribution by Tekla of EUR 18 million or EUR 0.80 per share, which was paid on July 8, 2011) and an enterprise value of EUR 311 million, or approximately $442 million.  The shares tendered to Trimble Finland represent approximately 99.46% of the outstanding shares in Tekla.

In connection with the closing of the Tender Offer, the Company also announced Trimble Finland’s intention to acquire the remaining outstanding shares in Tekla not acquired in the Tender Offer through compulsory redemption proceedings under the Finnish Companies Act, which may take up to approximately 10 months to complete.

On July 13, 2011, the Company issued a press release announcing the completion of the tender offer.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits

(a)	Financial statements of business acquired.

The financial statements of the business acquired required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma financial information.

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release issued by the Company on July 13, 2011 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED a California corporation

Dated: July 13, 2011	By:	/s/ Rajat Bahri
Rajat Bahri
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on July 13, 2011 (furnished herewith).

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